EverBank Financial Corp Announces Second Quarter 2015 Financial Results

JACKSONVILLE, FL, July 29, 2015 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the second quarter ended June 30, 2015.
"We are pleased with our second quarter performance, with continued strong loan growth and higher margins resulting in a 9% increase in net interest income," said Robert M. Clements, chairman and chief executive officer. "We also executed on key strategic initiatives in the quarter that should enhance our future performance, including closing our Ginnie Mae servicing sale and raising non-dilutive growth capital."
Adjusted net income available to common shareholders was $43.9 million for the second quarter 2015, compared to $39.1 million for the first quarter 2015 and $34.4 million for the second quarter 2014.1 Adjusted diluted earnings per common share in the second quarter 2015 were $0.35 compared to $0.31 in the first quarter 2015 and $0.27 in the second quarter 2014.1 GAAP net income available to common shareholders was $39.0 million for the second quarter 2015, compared to $11.7 million for the first quarter 2015 and $32.3 million for the second quarter 2014. GAAP diluted earnings per share in the second quarter 2015 were $0.31 compared to $0.09 in the first quarter 2015 and $0.26 in the second quarter 2014.
"We achieved strong consumer and commercial origination volumes in the quarter and enhanced our commercial product offering with the hiring of an asset based lending team", said W. Blake Wilson, president and chief operating officer. "We also improved our operating efficiency in the quarter and remain focused on disciplined expense management across the organization."
Second Quarter 2015 Key Highlights

•	Total assets of $24.1 billion, an increase of 3% compared to the prior quarter.

•	Portfolio loans held for investment (HFI) of $19.9 billion, an increase of 7% compared to the prior quarter.

•	Total originations of $3.5 billion, an increase of 13% compared to the prior quarter and 19% year over year.

•	Total deposits of $16.5 billion, an increase of 3% compared to the prior quarter. Commercial deposits increased 6% compared to the prior quarter to $3.4 billion.

•	Net interest margin (NIM) of 3.11%, an increase of 2 basis points compared to the prior quarter.

•	Adjusted return on average equity (ROE)[1] was 10.7% for the quarter and GAAP ROE was 9.5%.

•	Tangible common equity per common share increased 8% year over year to $13.00 at June 30, 2015.

•	Adjusted non-performing assets to total assets[1] were 0.44% at June 30, 2015. Annualized net charge-offs to average total loans and leases held for investment were 0.10% for the quarter.

•	Consolidated common equity Tier 1 capital ratio of 10.5% and bank Tier 1 leverage ratio of 8.6% as of June 30, 2015.

•	Our board of directors approved a 50% increase in the quarterly common stock dividend to $0.06 per share.

Strategic Business Activities

•	Strengthened our commercial lending capabilities with the hiring of an experienced asset based lending (ABL) team and the purchase of a $92 million ABL portfolio.

•	Closed on the sale of $5.5 billion of unpaid principal balance of Ginnie Mae MSR to Green Tree Servicing LLC (GTS) on May 20, 2015 and terminated our existing subservicing agreement with GTS.

•	Increased our consolidated Tier 2 capital through the issuance of $175 million of 5.75% subordinated notes due 2025.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Strong Loan Growth
Total assets were $24.1 billion at June 30, 2015, an increase of $773 million, or 3%, compared to the prior quarter and an increase of $4.4 billion, or 22%, year over year. The sequential increase was driven by a $1.4 billion, or 7%, increase in portfolio loans HFI to $19.9 billion, partially offset by a $0.5 billion, or 29%, decrease in loans held for sale (HFS) to $1.3 billion.
Loans HFI for the second quarter of 2015, as compared to the first quarter of 2015 and second quarter of 2014, were comprised of:

($ in millions)	Jun 30, 2015	Mar 31, 2015	Jun 30, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$6,899	$6,265	$5,205	10%	33%
Government insured pool buyouts	3,824	3,514	3,197	9%	20%
Total residential mortgages	10,724	9,779	8,402	10%	28%
Home equity & other	242	175	144	38%	68%
Total Consumer Banking	10,966	9,955	8,547	10%	28%

Commercial Banking:
Commercial real estate & other commercial	3,732	3,550	3,234	5%	15%
Mortgage warehouse finance	2,156	2,103	1,311	2%	64%
Lender finance	914	852	625	7%	46%
Commercial and commercial real estate	6,802	6,505	5,170	5%	32%
Equipment financing receivables	2,147	2,074	1,578	4%	36%
Total Commercial Banking	8,948	8,579	6,748	4%	33%

Total Loans HFI	$19,914	$18,534	$15,295	7%	30%

Total consumer banking loans HFI increased $1.0 billion, or 10%, compared to the prior quarter and increased $2.4 billion, or 28%, year over year, to $11.0 billion. Total residential mortgages increased $944 million, or 10%, in the quarter driven by strong retained jumbo loan originations and continued growth in our government insured pool buyout loans.
Total commercial banking loans and leases HFI increased $369 million, or 4%, compared to the prior quarter and $2.2 billion, or 33%, year over year to $8.9 billion. Commercial real estate and other commercial loans increased $181 million, or 5% compared to the prior quarter, to $3.7 billion, equipment financing receivables increased $73 million, or 4%, to $2.1 billion, lender finance increased $63 million, or 7%, to $914 million and mortgage warehouse finance outstanding balances increased $52 million, or 2%, to $2.2 billion.

Loan Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Jun 30, 2015	Mar 31, 2015	Jun 30, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,259	$1,065	$1,125	18%	12%
Prime jumbo loans	1,458	1,301	1,108	12%	32%
	2,718	2,366	2,233	15%	22%
Commercial originations
Commercial & commercial real estate	466	480	285	(3)%	63%
Equipment financing receivables	293	223	399	31%	(26)%
	759	704	684	8%	11%
Total organic originations	$3,477	$3,070	$2,917	13%	19%

Total originations were $3.5 billion for the second quarter of 2015, an increase of 13% compared to the prior quarter and 19% year over year. Retained originations were $1.8 billion for the second quarter 2015, an increase of 9% compared to the prior quarter and 13% year over year. Year to date, retained originations were $3.5 billion, an increase of 31% year over year.
Commercial originations were $759 million for the second quarter of 2015, an increase of 8% compared to the prior quarter and 11% year over year. Consumer originations were $2.7 billion for the second quarter of 2015, an increase of 15% compared to the prior quarter and 22% year over year. Prime jumbo origination volume was $1.5 billion in the second quarter, an increase of 12% compared to the prior quarter and an increase of 32% year over year. Residential loans sold during the quarter totaled $2.3 billion, an increase of 70% compared to the prior quarter driven by the sale of $652 million in longer duration jumbo hybrid ARMs. The mix of purchase transactions for the second quarter was 58% of total originations compared to 41% in the prior quarter.
Deposits and Other Funding
Our deposits for the second quarter ending June 30, 2015, as compared to the first quarter of 2015 and second quarter of 2014, were comprised of the following:

($ in millions)	Jun 30, 2015	Mar 31, 2015	Jun 30, 2014	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,153	$1,213	$1,056	(5)%	9%
Interest-bearing demand	3,626	3,675	2,802	(1)%	29%
Savings and money market accounts, excluding market-based	5,211	5,137	4,864	1%	7%
Global market-based accounts	784	779	989	1%	(21)%
Time, excluding market-based	5,709	5,272	4,164	8%	37%
Total deposits	$16,484	$16,077	$13,875	3%	19%

Consumer deposits	$13,084	$12,865	$12,050	2%	9%
Commercial deposits	3,400	3,211	1,824	6%	86%
Total deposits	$16,484	$16,077	$13,875	3%	19%

Total deposits were $16.5 billion at June 30, 2015, an increase of $407 million, or 3% compared to the prior quarter and an increase of $2.6 billion, or 19%, year over year. Commercial deposits were $3.4 billion, an increase of $188 million, or 6%, compared to the prior quarter and $1.6 billion, or 86%, year over year. Commercial deposits represented 21% of total deposits at quarter end, compared to 20% in the prior quarter and 13% a year ago.

Total other borrowings were $5.2 billion at June 30, 2015, compared to $5.2 billion in the prior quarter and $3.8 billion at June 30, 2014.
Capital Strength
Total shareholders' equity was $1.8 billion at June 30, 2015, an increase of 4% quarter over quarter and 8% year over year. As of June 30, 2015, our consolidated common equity Tier 1 capital ratio was 10.5% and the bank’s Tier 1 leverage and total risk-based capital ratios were 8.6% and 13.2%, respectively. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our estimate of the fully phased-in Basel III consolidated common equity Tier 1 capital ratio was between 9.75% and 10.00%.
Credit Quality
Adjusted non-performing assets were 0.44% of total assets at June 30, 2015, compared to 0.40% for the prior quarter and 0.51% at June 30, 2014. Net charge-offs during the second quarter of 2015 were $5 million, a decrease of $2 million compared to the prior quarter. On an annualized basis, net charge-offs were 0.10% of total average loans and leases held for investment, compared to 0.16% for the prior quarter and 0.19% for the second quarter of 2014.
Income Statement Highlights
Revenue
Revenue for the second quarter of 2015 was $253 million, an increase of $65 million, or 35%, from $188 million in the first quarter of 2015. Excluding the change in valuation allowance on our mortgage servicing rights (MSR) in the first and second quarters of 2015, revenue would have been $237 million, an increase of 3% compared to the prior quarter.
Net Interest Income
Net interest income was $169 million for the second quarter of 2015, an increase of $14 million, or 9%, compared to the prior quarter. This increase resulted from a $1.5 billion, or 7%, increase in average interest-earning assets compared to the prior quarter, driven by higher average commercial loans and leases HFI in addition to higher average residential mortgage loans HFI and average loans HFS, partially offset by a $1.1 billion, or 6%, increase in average interest-bearing liabilities.
Net interest margin increased to 3.11% for the second quarter of 2015 from 3.09% in the first quarter of 2015, driven by a flat average interest-earning asset yield of 3.99% and a 0.04% decrease in the average cost of total interest-bearing liabilities to 0.99%.
Noninterest Income
Noninterest income for the second quarter of 2015 was $84 million, an increase of $51 million, or 158%, compared to the prior quarter. Net loan servicing income increased $56 million compared to the prior quarter to $26 million driven by the change in valuation allowance on our MSR, which included a $16 million recovery in the second quarter compared to a $43 million impairment in the prior quarter. Excluding the impact of the valuation allowance, net loan servicing income for the second quarter would have been $11 million, a decrease of $3 million, or 24%, compared to the prior quarter, driven by lower loan servicing fees resulting from the closing of the GTS transaction in May 2015.
Gain on sale of loans was $41 million, a decrease of $2 million, or 5%, compared to the prior quarter, driven by a greater percentage of prime jumbo loans sold in the quarter.
Noninterest Expense
Noninterest expense for the second quarter of 2015 was $178 million, an increase of $22 million, or 14%, compared to the prior quarter. Salaries, commissions and employee benefits were $96 million, an increase of $4 million, or 4%, compared to the prior quarter driven primarily by higher commissions resulting from strong residential origination volumes in the quarter. General and administrative expense was $60 million, an increase of $18 million, or 42%, compared to the prior quarter driven by $15 million in restructuring related expenses resulting from the previously announced non-core servicing sales.

EverBank's efficiency ratio was 70%, compared to 83% in the prior quarter. Excluding the impact of the $16 million MSR valuation allowance recovery, transaction and other non-recurring expenses, EverBank's adjusted efficiency ratio was 65% for the second quarter compared to 66% in prior quarter.
Dividends
On July 23, 2015, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, payable on August 21, 2015, to stockholders of record as of August 11, 2015. Also on July 23, 2015, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on October 5, 2015, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of September 18, 2015.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, July 29, 2015 to discuss its second quarter 2015 results. The dial-in number for the conference call is 1-855-209-8214 and the international dial-in number is 1-412-542-4103. A replay will be available following completion of the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10068593. The replay will be available through August 6, 2015. A live webcast of the conference call will also be available on the investor relations page of the Company's website at https://about.everbank/investors.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $24.1 billion in assets and $16.5 billion in deposits as of June 30, 2015. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.

Investor Contact
Scott Verlander
904.623.8455
Scott.Verlander@EverBank.com

Media Contact
Michael Cosgrove
904.623.2029
Michael.Cosgrove@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	June 30, 2015	December 31, 2014
Assets
Cash and due from banks	$59,976	$49,436
Interest-bearing deposits in banks	498,184	317,228
Total cash and cash equivalents	558,160	366,664
Investment securities:
Available for sale, at fair value	656,587	776,311
Held to maturity (fair value of $111,721 and $118,230 as of June 30, 2015 and December 31, 2014, respectively)	109,393	115,084
Other investments	239,089	196,609
Total investment securities	1,005,069	1,088,004
Loans held for sale (includes $1,315,966 and $728,378 carried at fair value as of June 30, 2015 and December 31, 2014, respectively)	1,330,779	973,507
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	19,913,895	17,760,253
Allowance for loan and lease losses	(66,091)	(60,846)
Total loans and leases held for investment, net	19,847,804	17,699,407
Mortgage servicing rights (MSR), net	362,803	435,619
Premises and equipment, net	52,176	56,457
Other assets	963,700	998,130
Total Assets	$24,120,491	$21,617,788
Liabilities
Deposits:
Noninterest-bearing	$1,152,917	$984,703
Interest-bearing	15,330,610	14,523,994
Total deposits	16,483,527	15,508,697
Other borrowings	5,247,000	4,004,000
Trust preferred securities and subordinated notes payable	276,452	103,750
Accounts payable and accrued liabilities	293,691	253,747
Total Liabilities	22,300,670	19,870,194
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized; 6,000 issued and outstanding at June 30, 2015 and December 31, 2014)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 124,611,940 and 123,679,049 issued and outstanding at June 30, 2015 and December 31, 2014, respectively)	1,246	1,237
Additional paid-in capital	865,632	851,158
Retained earnings	851,602	810,796
Accumulated other comprehensive income (loss) (AOCI)	(48,659)	(65,597)
Total Shareholders’ Equity	1,819,821	1,747,594
Total Liabilities and Shareholders’ Equity	$24,120,491	$21,617,788

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest Income
Interest and fees on loans and leases	$210,347	$170,325	$405,196	$328,795
Interest and dividends on investment securities	7,447	9,818	15,469	19,649
Other interest income	159	110	319	272
Total Interest Income	217,953	180,253	420,984	348,716
Interest Expense
Deposits	30,219	23,442	59,983	46,049
Other borrowings	18,709	16,620	36,538	31,632
Total Interest Expense	48,928	40,062	96,521	77,681
Net Interest Income	169,025	140,191	324,463	271,035
Provision for Loan and Lease Losses	7,932	6,123	16,932	9,194
Net Interest Income after Provision for Loan and Lease Losses	161,093	134,068	307,531	261,841
Noninterest Income
Loan servicing fee income	29,569	40,417	63,701	87,034
Amortization of mortgage servicing rights	(19,006)	(19,026)	(39,305)	(39,598)
Recovery (impairment) of mortgage servicing rights	15,727	—	(27,625)	4,941
Net loan servicing income (loss)	26,290	21,391	(3,229)	52,377
Gain on sale of loans	40,588	47,703	83,211	81,554
Loan production revenue	6,195	5,347	11,582	9,926
Deposit fee income	3,052	4,533	7,102	7,868
Other lease income	2,082	3,806	6,162	8,711
Other	5,607	6,488	11,507	13,416
Total Noninterest Income	83,814	89,268	116,335	173,852
Noninterest Expense
Salaries, commissions and other employee benefits expense	95,769	95,259	187,755	192,953
Equipment expense	15,258	17,345	31,303	35,993
Occupancy expense	7,156	7,885	13,012	15,957
General and administrative expense	59,785	46,831	101,940	83,629
Total Noninterest Expense	177,968	167,320	334,010	328,532
Income before Provision for Income Taxes	66,939	56,016	89,856	107,161
Provision for Income Taxes	25,372	21,234	34,059	40,619
Net Income	$41,567	$34,782	$55,797	$66,542
Less: Net Income Allocated to Preferred Stock	(2,531)	(2,531)	(5,062)	(5,062)
Net Income Allocated to Common Shareholders	$39,036	$32,251	$50,735	$61,480
Basic Earnings Per Common Share	$0.31	$0.26	$0.41	$0.50
Diluted Earnings Per Common Share	$0.31	$0.26	$0.40	$0.49
Dividends Declared Per Common Share	$0.04	$0.03	$0.08	$0.06

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Efficiency Ratio, Adjusted Return on Equity, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Tangible Assets and Adjusted Non-Performing Asset Ratio are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Net income	$41,567	$14,230	$38,021	$43,519	$34,782
Transaction expense and non-recurring regulatory related expense, net of tax	3,745	1,498	2,502	2,201	1,294
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	159	(967)	(205)	198	423
MSR impairment (recovery), net of tax	(9,751)	26,879	—	(1,904)	—
Restructuring cost, net of tax	10,667	—	(164)	—	—
OTTI losses on investment securities (Volcker Rule), net of tax	—	—	—	—	425
Adjusted net income	$46,387	$41,640	$40,154	$44,014	$36,924
Adjusted net income allocated to preferred stock	2,531	2,531	2,531	2,532	2,531
Adjusted net income allocated to common shareholders	$43,856	$39,109	$37,623	$41,482	$34,393
Adjusted net earnings per common share, basic	$0.35	$0.32	$0.31	$0.34	$0.28
Adjusted net earnings per common share, diluted	$0.35	$0.31	$0.30	$0.33	$0.27
Weighted average common shares outstanding:
(units in thousands)
Basic	124,348	123,939	123,278	122,950	122,840
Diluted	126,523	126,037	125,646	125,473	125,389

Adjusted Efficiency Ratio
	Three Months Ended
(dollars in thousands)	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
Net interest income	$169,025	$155,438	$147,436	$146,336	$140,191
Noninterest income	83,814	32,521	75,173	88,214	89,268
Total revenue	252,839	187,959	222,609	234,550	229,459
Adjustment items (pre-tax):
MSR impairment (recovery)	(15,727)	43,352	—	(3,070)	—
Restructuring cost	96	—	(465)	—	—
OTTI losses on securities (Volcker Rule)	—	—	—	—	685
Adjusted total revenue	$237,208	$231,311	$222,144	$231,480	$230,144

Noninterest expense	$177,968	$156,042	$152,657	$157,753	$167,320
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	(6,041)	(2,417)	(4,035)	(3,550)	(2,087)
Restructuring cost	(17,108)	—	(200)	—	—
Adjusted noninterest expense	$154,819	$153,625	$148,422	$154,203	$165,233

GAAP efficiency ratio	70%	83%	69%	67%	73%
Adjusted efficiency ratio	65%	66%	67%	67%	72%

EverBank Financial Corp and Subsidiaries

Regulatory Capital(1) (bank level)
(dollars in thousands)			June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Shareholders’ equity			$2,000,597	$1,793,270	$1,789,398	$1,769,205	$1,714,454
Less:	Goodwill and other intangibles		(47,253)	(47,442)	(49,589)	(49,957)	(50,328)
	Disallowed servicing asset		(31,625)	(46,302)	(32,054)	(23,524)	(29,028)
	Disallowed deferred tax asset		—	(659)	—	—	(61,737)
Add:	Accumulated losses on securities and cash flow hedges		47,179	68,225	64,002	49,516	52,121
Tier 1 capital		(A)	1,968,898	1,767,092	1,771,757	1,745,240	1,625,482
Add:	Allowance for loan and lease losses		67,196	62,846	60,846	57,245	56,728
Total regulatory capital		(B)	$2,036,094	$1,829,938	$1,832,603	$1,802,485	$1,682,210

Adjusted total assets		(C)	$23,000,873	$21,732,119	$21,592,849	$20,480,723	$19,660,793
Risk-weighted assets		(D)	15,464,920	14,822,821	13,658,685	12,869,352	12,579,476

Tier 1 leverage ratio		(A)/(C)	8.6%	8.1%	8.2%	8.5%	8.3%
Tier 1 risk-based capital ratio		(A)/(D)	12.7%	11.9%	13.0%	13.6%	12.9%
Total risk-based capital ratio		(B)/(D)	13.2%	12.3%	13.4%	14.0%	13.4%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

Regulatory Capital(1) (EFC consolidated)
(dollars in thousands)			Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014
Shareholders’ equity			$1,819,821	$1,757,812	$1,747,594	$1,721,023	$1,679,448
Less:	Preferred stock		(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles		(47,253)	(47,310)	(49,589)	(49,957)	(50,328)
	Disallowed servicing asset		(44,798)	(53,648)	(32,054)	(23,524)	(29,028)
	Disallowed deferred tax asset		—	(634)	—	—	(61,737)
Add:	Accumulated losses on securities and cash flow hedges		48,659	69,893	65,597	51,108	53,936
Common tier 1 capital		(E)	1,626,429	1,576,113	1,581,548	1,548,650	1,442,291
Add:	Preferred stock		150,000	150,000	150,000	150,000	150,000
Add:	Additional tier 1 capital (trust preferred securities)		103,750	103,750	103,750	103,750	103,750
Tier 1 capital		(F)	1,880,179	1,829,863	1,835,298	1,802,400	1,696,041
Add:	Subordinated notes payable		172,702	—	—	—	—
Add:	Allowance for loan and lease losses		67,196	62,846	60,846	57,245	56,728
Total regulatory capital		(G)	$2,120,077	$1,892,709	$1,896,144	$1,859,645	$1,752,769

Adjusted total assets		(H)	$22,997,941	$21,738,727	$21,601,742	$20,487,969	$19,666,663
Risk-weighted assets		(I)	15,454,736	14,819,123	13,665,981	12,875,007	12,583,537

Common equity tier 1 ratio		(E)/(I)	10.5%	10.6%	11.6%	12.0%	11.5%
Tier 1 leverage ratio		(F)/(H)	8.2%	8.4%	8.5%	8.8%	8.6%
Tier 1 risk-based capital ratio		(F)/(I)	12.2%	12.3%	13.4%	14.0%	13.5%
Total risk-based capital ratio		(G)/(I)	13.7%	12.8%	13.9%	14.4%	13.9%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity and Tangible Assets
(dollars in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Shareholders’ equity	$1,819,821	$1,757,812	$1,747,594	$1,721,023	$1,679,448
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	2,651	3,178	3,705	4,232	4,759
Tangible equity	1,770,311	1,707,775	1,697,030	1,669,932	1,627,830
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,620,311	$1,557,775	$1,547,030	$1,519,932	$1,477,830

Total assets	$24,120,491	$23,347,219	$21,617,788	$20,510,342	$19,753,820
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	2,651	3,178	3,705	4,232	4,759
Tangible assets	$24,070,981	$23,297,182	$21,567,224	$20,459,251	$19,702,202

Non-Performing Assets(1)
(dollars in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$26,500	$24,840	$24,576	$23,067	$22,212
Home equity lines	2,169	2,191	2,363	2,152	1,903
Other consumer and credit card	—	29	38	31	20
Commercial Banking:
Commercial and commercial real estate	48,082	37,025	41,140	46,819	44,172
Equipment financing receivables	12,417	10,775	8,866	6,803	6,475
Total non-accrual loans and leases	89,168	74,860	76,983	78,872	74,782
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	89,168	74,860	76,983	78,872	74,782
Other real estate owned (OREO)	16,826	17,588	22,509	24,501	25,530
Total non-performing assets (NPA)	105,994	92,448	99,492	103,373	100,312
Troubled debt restructurings (TDR) less than 90 days past due	14,693	15,251	13,634	16,547	16,687
Total NPA and TDR(1)	$120,687	$107,699	$113,126	$119,920	$116,999

Total NPA and TDR	$120,687	$107,699	$113,126	$119,920	$116,999
Government insured 90 days or more past due still accruing	2,901,184	2,662,619	2,646,415	2,632,744	2,424,166
Loans accounted for under ASC 310-30:
90 days or more past due	4,571	5,165	8,448	10,519	23,159
Total regulatory NPA and TDR	$3,026,442	$2,775,483	$2,767,989	$2,763,183	$2,564,324
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.42%	0.37%	0.41%	0.45%	0.44%
NPA to total assets	0.44%	0.40%	0.46%	0.50%	0.51%
NPA and TDR to total assets	0.50%	0.46%	0.52%	0.58%	0.59%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	14.14%	13.49%	14.63%	15.65%	14.89%
NPA to total assets	12.49%	11.82%	12.74%	13.39%	12.90%
NPA and TDR to total assets	12.55%	11.89%	12.80%	13.47%	12.98%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.